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                                                                     Exhibit 2.5





                             [PFEIFFER VACUUM-LOGO]




                       TERMS AND CONDITIONS OF BOND ISSUE





                      6% Convertible Bond Issue, 2002/2007





                                      from

                          Pfeiffer Vacuum Technology AG

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                                    CONTENTS

                                     OF THE

                       TERMS AND CONDITIONS OF BOND ISSUE




Section   1   Form and Par Value, Escrowing and Collective Deposit
Section   2   Interest
Section   3   Conversion Beneficiaries, Transferability
Section   4   Redemption
Section   5   Termination by Issuer
Section   6   Payments
Section   7   Conversion Right, Conversion Periods
Section   8   Conversion Price
Section   9   Conversion Price Adjustment
Section  10   Conversion Procedure
Section  11   Liability
Section  12   Announcements
Section  13   Place of Fulfillment and Court of Venue; Applicable Law
Section  14   Severability Clause





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                       TERMS AND CONDITIONS OF BOND ISSUE

                      6 % CONVERTIBLE BOND ISSUE, 2002/2007

                       FROM PFEIFFER VACUUM TECHNOLOGY AG


                                    SECTION 1
              FORM AND PAR VALUE, ESCROWING AND COLLECTIVE DEPOSIT

(1) The Convertible Bond Issue from Pfeiffer Vacuum Technology AG ("Issuer") having a total par value of EUR 588,800.00 (five hundred eighty-eight thousand and eight hundred Euros only) shall be classified into 4,600 equally entitled bearer convertible bonds having a par value of EUR
       128.00 each and numbered 4401 through 9000 ("Convertible Bonds").

(2) The Convertible Bonds and the corresponding interest entitlements shall be held in escrow in a bearer multiple convertible bond certificate throughout the entire term of the bond issue. The multiple convertible bond certificate shall be kept on deposit at Clearstream Banking AG, of Frankfurt am Main, where it shall be held in safekeeping for the holders of the convertible bonds ("Bond Creditors"). There shall be no entitlement to delivery of individual certificates for the entire term of the Convertible Bond Issue.



                                    SECTION 2
                                    INTEREST

(1) The Convertible Bonds shall bear interest at the rate of 6 % per annum beginning on July 07, 2002. The first interest payment for the period from July 07, 2002, through December 31, 2003, shall be due and payable on December 31, 2003. Thereafter, interest shall be due and payable retroactively on the last day of December of the years 2004 through 2006. The interest payment for the period from January 1, 2007 through December 10, 2007, shall be due and payable on December 31, 2007.

(2) Interest on the Convertible Bonds shall cease to accrue at the close of the day preceding the day on which said Convertible Bonds are due to be redeemed, even if said day should be a Sunday or legal holiday, unless Issuer shall fail to make available in a timely manner the funds required therefor. In said case, interest shall not cease to accrue until such time as the Convertible Bonds are redeemed.

(3) Should the Conversion Right (Section 7) be exercised, interest on the converted Convertible Bonds shall cease to accrue at the day on which said conversion right was exercised.

(4) Should it be necessary to calculate interest for a period of less than one year, said calculation shall be based upon a 360-day year consisting of twelve 30-day months.


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                                    SECTION 3
                    CONVERSION BENEFICIARIES, TRANSFERABILITY

The Conversion Right shall be available exclusively to the following categories of persons:

(1) Employees of Pfeiffer Vacuum AG and its subsidiaries and members of the executive management of subsidiaries who have acquired the Convertible Bonds and whose employment with a company of the Pfeiffer Vacuum Group has not been terminated, furthermore any natural person or juristic person, when the Management Board of the Company concurs.

(2) Retirees of a company of the Pfeiffer Vacuum Group, as well as employees who have been granted an occupational or other disability pension during their employment within the Pfeiffer Vacuum Group. Should a company or an operation cease to be a member of the Pfeiffer Vacuum Group, said retirees and/or former employees who have been granted an occupational or other disability pension shall also be eligible if said retirement and/or the granting of said occupational or other disability pension occurs prior to the company or operation leaving the Pfeiffer Vacuum Group.

(3) Should employment be terminated through notice thereof (by either party) or through an employment annulment agreement, Issuer shall be entitled to terminate the Convertible Bonds. Any right of conversion which may have already been established under the Terms and Conditions of Bond Issue shall then become null and void. The time at which the notice of termination is received by the respective recipient of said notice, or the time at which the annulment agreement is signed in the absence of prior notice of termination, shall be definitive.

(4) The transfer of the Convertible Bonds requires the previous consent of the Management Board.


                                    SECTION 4
                                   REDEMPTION

Should the Convertible Bonds not have been previously redeemed or converted, Issuer shall redeem the Convertible Bonds at their par value on December 10, 2007.


                                    SECTION 5
                              TERMINATION BY ISSUER

(1) Issuer shall be entitled to terminate the Convertible Bonds in the following cases:

       (a) In the event the bondholder's employment with a company of the Pfeiffer Vacuum Group is terminated, irregardless of the legal grounds therefor, with the exception of direct entry into retirement or the grant of an occupational or other disability pension;

       (b) In the event of the death of the Bond Creditor, if the heirs are not natural persons; or


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       (c)    In the event an operation is divested  from or a company with whom the bondholder is employed leaves the Pfeiffer Vacuum Group.

(2) In the case of Section 5, Points 1 a and 1 b, hereof, Issuer shall be entitled to terminate the bondholder's entire bond holdings at the time of termination.

       In the case of Section 5, Point 1 c, hereof, Issuer shall be entitled to immediately terminate that portion of the Convertible Bonds for which the prerequisites for exercise of the Conversion Right had not been satisfied at the time the company left the Pfeiffer Vacuum Group. Issuer shall not be entitled to terminate the other portion of the Convertible Bonds for which the prerequisites for exercise of the Conversion Right had been satisfied at said time until after the first Annual Shareholders' Meeting of Issuer subsequent to said company's leaving the Pfeiffer Vacuum Group, with a term of notice of three months being required therefor. In the case of Section 5, Point 1 c, hereof, Issuer shall not be entitled to terminate bonds held by employees who were already in retirement at the time the operation was divested or the company left the Pfeiffer Vacuum Group.

(3) Termination pursuant to Paragraph 1, hereof, shall be made in the form of a written declaration to the Bond Creditors, or to the heirs of the Bond Creditor in the event of the death of said Bond Creditor. Termination made to one of multiple heirs shall be sufficient.

(4) The conversion right vested by the Convertible Bonds shall become null and void upon said termination.

(5) Upon said termination the Company in due course will buy back the Convertible Bonds to the par value.


                                    SECTION 6
                                    PAYMENTS

Upon becoming due and payable, Issuer shall make payment for capital and interest free of charge for the Bond Creditors in freely convertible and available legal currency of the Federal Republic of Germany to Landesbank Rheinlandpfalz in its role as Payment Office. Said Payment Office shall remit said payable amounts to Clearstream Banking AG, of Frankfurt am Main, for disbursement to the Bond Creditors.


                                    SECTION 7
                      CONVERSION RIGHT, CONVERSION PERIODS

(1) Subject to the provisions set forth in these Terms and Conditions of Bond Issue and to payment of a Shareholder Contribution as set forth in
       Section 8, hereof, the Convertible Bonds shall be able to be converted to shares of stock of Issuer, with each EUR 128.00 Convertible Bond being converted to 50 no-par shares of bearer stock. Only Convertible Bonds having a par value of EUR 128.00 or any larger value divisible by 128 shall be eligible for conversion.

(2) Said Conversion Right shall be secured by conditional capital resolved by the Annual Shareholders' Meeting of Issuer on June 6, 2000.


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(3)    The shares of stock stemming from exercise of Conversion Rights shall participate in earnings from the beginning of the fiscal year in which said shares of stock were created through exercise of the Conversion Rights.

(4) The Conversion Right shall be able to exercised earlyest in the first scheduled limitation in time after the regular Annual Shareholders' Meeting of Issuer in 2004 up to 30 %, earlyest in the scheduled limitation in time after the regular Annual Shareholders' meeting of Issuer in 2005 up to 60 %, and earlyest in the scheduled limitation in time after the regular Annual Shareholders' meeting of Issuer in 2006 up to 100 % (authorized conversion amount). The final point in time at which conversion shall be valid pursuant to Section 10, hereof, shall be December 09, 2007. Conversion declarations received at the Conversion Office subsequently to this point in time shall be null and void.

Following the respective Waiting Period, exercise of the Conversion Right through said conversion shall only be permissible within the following exercise phases and on those days on which securities are traded on the stock exchange in Frankfurt am Main ("Conversion Days"):

       a) On the fourth and the subsequent fourteen days on which commercial banks in Frankfurt am Main are open for business ("Bank Working Days") following each regular Annual Shareholders' Meeting of Issuer in the years 2004 through 2007;

       b) On the fourth and the subsequent fourteen Bank Working Days following publication of Issuer's Quarterly Report for the third quarter of each of fiscal years 2004 through 2007;

       c) On December 09, 2007, and on the fourteen Bank Working Days preceding said day.

       Should conversion days fall within a period of time ("Waiting Period") beginning on the day on which Issuer publishes in the German Federal Gazette an offer to its Shareholders to acquire shares of stock or bonds vested with conversion or option rights and ending on the day, inclusive in both cases, on which Issuer's subscribable shares of stock are first listed "ex rights" on the Neuer Markt at the Frankfurt am Main Securities Exchange, said conversion days shall be moved to a corresponding number of Bank Working Days directly subsequent to the end of the Waiting Period. This rule is not applicable for the time period explained in item
       c),


                                    SECTION 8
                                CONVERSION PRICE

Should the Convertible Bonds be exchanged for shares of stock, the Conversion Price shall comprise the par value of a Convertible Bond, in the amount of EUR 128.00, plus a Shareholder Contribution. Said Shareholder Contribution shall amount to 110 percent of the arithmetic average of the official closing prices of Pfeiffer Vacuum stock on the Frankfurt Securities Exchange over the course of the last 10 trading days preceding the resolution by the Management Board to issue the Convertible Bonds, less EUR 2.56. The contribution is determined to EUR 40.30.


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                                    SECTION 9
                           CONVERSION PRICE ADJUSTMENT

(1) Should Issuer increase its share capital through the issuance of new shares of stock and grant a direct or indirect right of subscription to its Shareholders or issue bonds vested with stock option or conversion rights or exercise other capital measures set forth below on or before December 09, 2007, said Conversion Price or Conversion Ratio shall be adjusted pursuant to the following paragraphs.

(2) In the case of an increase of capital against contributions or the issuance of bonds vested with option or conversion rights, the Conversion Price shall be reduced by an amount corresponding to the average trading price of the subscription right granted to the shareholders on all subscription rights trading days on the Frankfurt Securities Exchange.

       Said reduced Conversion Price shall go into effect on the 1st trading day on the Frankfurt Securities Exchange following the last day of the subscription period. The Conversion Price shall not be reduced if a subscription right having a value corresponding to the subscription right of the Shareholders is also granted to the Bond Creditors.

(3) In the case of an increase of capital from corporate funds, the existing conditional capital securing the Conversion Right shall increase in the same ratio as the capital stock (Section 218, German Stock Corporation
       Act). Should the capital stock be increased without the issuance of new shares of stock pursuant to Section 207, Sub-Paragraph 2, Sentence 2, German Stock Corporation Act, said increase of capital from corporate funds shall have no effect on the legal position of the holders of subscription rights. If, on the other hand, new shares of stock are issued, upon exercise of their Conversion Right the Bond Creditors shall receive as many additional shares of stock as if they had already exercised their Conversion Right at the time of said increase of capital from corporate funds.

       Fractional shares created as a result of an increase of capital from corporate funds shall not be issued upon exercise of the Conversion Right, but shall be sold at the best possible price for the account of the Bond Creditor. The proceeds therefrom shall be made available to the Bond Creditor upon issuance of the shares of stock.

(4) In the case of a reduction of capital, neither the Conversion Price nor the Conversion Ratio shall be adjusted to the extent that said reduction of capital does not result in any change in the number of shares in circulation or the reduction of capital does not involve a redemption of capital or the acquisition of treasury shares against valuable consideration. In the case of a reduction of capital resulting from the combining of shares of stock without redemption of capital or acquisition of treasury shares against valuable consideration and in the case of an increase in the number of shares of stock in circulation without any change in capital (stock split), the number of shares of stock that may be acquired at the subscription price per subscription right shall be reduced or increased, respectively, in the ratio of the reduction of capital or stock split.

(5) In the case of other occurrences having an effect comparable to the above-cited cases of adjustment, the Conversion Price or the Conversion Ratio shall be able to be adjusted by Landesbank Rheinlandpfalz pursuant to Section 317, Sub-Paragraph 1, German Civil Code.

(6) Pfeiffer Vacuum AG shall be obligated to immediately announce, pursuant to Section 12, hereof, both the adjustment as well as the effective date of said adjustment.


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                                   SECTION 10
                              CONVERSION PROCEDURE

(1) To exercise the Conversion Right, the Bond Creditor shall submit a written declaration ("Conversion Declaration") to Landesbank Rheinlandpfalz as the Conversion Office, using forms available from said Conversion Office, and shall pay the Shareholder Contribution pursuant to
       Section 8, hereof. The prerequisite for the validity of the Conversion Declaration shall be that the form contain confirmation by the Company regarding the number of Conversion Rights exercised and that the Conversion Declaration be received within the proper term and that the Shareholder Contribution be paid to the Conversion Office in freely convertible and available legal currency of the Federal Republic of Germany, and that the Convertible Bonds be conveyed to the Conversion Office. Each Conversion Declaration shall become valid two working days subsequent to satisfaction of all conversion prerequisites. The final date for submittal of the Conversion Declaration shall be December 09, 2007.

(2) Conversion Declarations and Shareholder Contributions received outside the Conversion Days pursuant to Section 7 of these Terms and Conditions shall be deemed to have been submitted and/or effected and received on the next subsequent day on which exercise of the Conversion Right shall be permissible. The shares of stock issued on the basis of exercise of the Conversion Right shall be credited to the custody account of the Bond Creditor indicated in the Conversion Declaration immediately upon the Conversion Declaration becoming effective.

(3) The regulations governing insider trading shall be observed in connection with any sale of shares of stock acquired as a result of exercise of the Conversion Right.


                                   SECTION 11
                                    LIABILITY

(1) The Payment and Conversion Office shall only be liable for issuing, not issuing or receiving declarations, performing or failing to perform acts on behalf of Issuer to the extent that said Payment and Conversion Office has failed to exercise the due care and diligence of a prudent operator.

(2) The Payment and Conversion Office shall not be subject to the restrictions set forth in Section 181, German Civil Code.


                                   SECTION 12
                                  ANNOUNCEMENTS

Notification of announcements relating to the Convertible Bonds shall be sent to the Bond Creditors at the address last known to Issuer.


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                                   SECTION 13
                    PLACE OF FULFILLMENT AND COURT OF VENUE;
                                 APPLICABLE LAW

(1) The form and content of the Convertible Bonds, as well as the rights and obligations of the parties arising from these Terms and Conditions of Bond Issue shall be construed in every regard under the laws of the Federal Republic of Germany.

(2)    The place of fulfillment shall be Frankfurt am Main.

(3) The non-exclusive court of venue for any and all disputes in law arising from the matters governed by these Terms and Conditions of Bond Issue shall be Frankfurt am Main.


                                   SECTION 14
                               SEVERABILITY CLAUSE

Should any individual provision or any part of any provision set forth in these Terms and Conditions of Bond Issue be or become void, illegal or unenforceable, the validity of the remaining provisions hereof shall in no way be affected thereby. Any gap which may be created by the inoperativeness or unenforceability of any provision or provisions of these Terms and Conditions of Bond Issue shall be filled analogously through supplementary construction of the Agreement, with due consideration being given to the interests of the involved parties. The same shall also apply with respect to any existing gaps in these Terms and Conditions.



Asslar, June 18, 2002

PFEIFFER VACUUM TECHNOLOGY AG









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